EXHIBIT 99.1

Contact:	November 3, 2003
Helen Chan
Investor Relations
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900
www.afop.com

FOR IMMEDIATE RELEASE

ALLIANCE FIBER OPTIC PRODUCTS, INC. TO ACQUIRE PHOTONICS BUSINESS
OF RITEK CORPORATION
Acquisition Broadens AFOP Product Line
And Strengthens AFOP Manufacturing Capability

Sunnyvale, CA – November 3, 2003 – Alliance Fiber Optic Products, Inc. (Nasdaq SmallCap: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today announced that it signed a definitive agreement to acquire substantially all of the assets of Ritek Corporation’s Photonics Division which is located in Hsin Chu Industrial Park, Taiwan.

Under the terms of the agreement, AFOP will acquire substantially all of the assets of Ritek’s Photonics business and assume certain liabilities in exchange for up to 1.7 million shares of AFOP common stock. AFOP may utilize Ritek’s photonics manufacturing facility in Hsin Chu Industrial Park, Taiwan, for a period of two years at no additional cost. In addition, Ritek will provide AFOP $1.5 million cash as part of this agreement. The deal is expected to be completed in December 2003 and is subject to various closing conditions.

Peter Chang, President and Chief Executive Officer of AFOP, commented, “Ritek’s photonics business, which includes planar lightwave circuit (PLC) technologies, fiber array (FAU) technologies, active devices, and DWDM and related technologies, will be an excellent complement to our existing product lines. Additionally, their manufacturing base and packaging technology gives us added expertise in the areas we believe to be strategically important. With Ritek’s established products and customer base for the emerging access and FTTX markets, we believe this acquisition will enable AFOP to strengthen its base of business in Japan and the rest of Asia, which we believe have attractive long-term growth potential. “

About AFOP

Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP’s products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP’s website is located at http://www.afop.com.

About Ritek

Founded in 1988, Ritek offers products for optical disks, display components, photonics, and electronic storage. Ritek is headquartered in Hsin-Chu Industrial Park, Taiwan, with manufacturing and product development capabilities in Taiwan and China. Ritek is a public company listed on the Taiwan Stock Exchange and Ritek’s website is located at http://www.ritek.com.tw/index.htm

Except for the historical information contained herein, the matters set forth in this press release, including statements as to long term growth potential in Asia, the benefits of this acquisition, the strategic importance of the manufacturing base and packaging technology, are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to inability to complete the acquisition, our ability to successfully integrate the photonics assets into our current business, general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in SEC reports, including AFOP’s most recent Form 10-QSB for the quarter ended June 30, 2003. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.